  CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
         EXCHANGE COMMISSION. EACH SUCH OMISSION IS DESIGNATED [***].



                        CaMV PROMOTER LICENSE AGREEMENT

         This Agreement (the "Agreement") is entered into on this 31st day of January, 1996 by and between Monsanto Company, and DEKALB Genetics Corporation regarding the non-exclusive license of certain patent rights of Monsanto for use in producing particular herbicide-protected corn plants. Based on the mutual consideration between the parties recited below, and in partial consideration for entering into the Investment Agreement of even date herewith, the parties agree and covenant as set forth below.

                          SECTION 1-BACKGROUND AND PARTIES

         1.01 Monsanto Company ("MONSANTO") is a corporation of the State of Delaware with principal offices at 800 N. Lindbergh Boulevard, St. Louis, Missouri 63167.

         1.02 DEKALB Genetics Corporation ("DEKALB") is a corporation of the State of Delaware with principal offices at 3100 Sycamore Road, DeKalb, Illinois 60115.

         1.03 MONSANTO has certain rights in and to patents and/or patent applications covering Gene(s) and their use.

         1.04 DEKALB possesses patents and patent applications, knowledge, know-how, technical information, germplasm and expertise regarding the development and marketing of corn hybrids.

         1.05 DEKALB is interested in the commercialization of certain herbicide-protected seed corn and DEKALB seeks to obtain a limited license under MONSANTO's proprietary rights.

         1.06 MONSANTO desires to grant such license, all upon the terms and conditions provided herein.

                            SECTION 2-DEFINITIONS

         For purposes of this Agreement, the following words and phrases shall have the following meanings:

         2.01 The term "Affiliate(s)," as used herein, means with respect to an entity, any person that is at least fifty percent (50%) owned by, or, directly or indirectly, is controlled by, under common control with or in control of, that entity. The term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity whether through the ownership of securities, by contract or otherwise.

         2.02 The term "CaMV Promoter(s)," as used herein, means a promoter from a cauliflower mosaic virus.

         2.03 The term "Confidential Information," as used herein, means any proprietary information, including technical, economic, financial or marketing information, which either party considers confidential and which is disclosed to the other party as confidential.

         2.04 The term "Grower Agreement," as used herein, means the agreement between DEKALB and the corn grower substantially in the form of the agreement attached hereto as Appendix B.

         2.05 The term "Grower Agreement Fee," as used herein, means the per Unit fee charged to the corn grower under the terms of the Grower Agreement, [***].

         2.06 The term "Grower Agreement Revenue," as used herein, means the total amount of Grower Agreement Fees received from licenses to corn growers for use of Licensed DEKALB Corn Products during the applicable Fiscal Year, less the Seed Service Fees [***].

         2.07             The term "Effective Date" is defined in Subsection
8.01 of this Agreement.

         2.08 The term "Fiscal Year," as used herein, means a twelve-month period ending August 31st.

         2.09 The term "Gene(s)," as used herein, means DNA comprising a promoter from cauliflower mosaic virus, 5' non-translated regions, a structural coding region encoding a Glufosinate tolerance protein, and a 3' non-translated termination/polyadenylation region.

         2.10 The term "Hybrid Seed Corn," as used herein, means seed corn which the grower would plant to produce a single crop of commercial corn.

         2.11 The term "Hybrid Seed Company," as used herein, means an entity, other than DEKALB and MONSANTO, whose primary seed corn business is selling Hybrid Seed Corn directly to growers.

         2.12 The term "International Associate," as used herein, means any foreign-based person that has been licensed by DEKALB to sell or otherwise distribute DEKALB-branded seed products. The International Associates of DEKALB include, but are not limited to, those listed in Exhibit
A. A third party shall not be considered to be an International Associate solely on the basis of the granting of a license pursuant to this Agreement.

         2.13 The term "Licensed Field," as used herein, means transgenic corn (including sweet corn) which exhibits protection against Glufosinate herbicide.

         2.14 The term "Licensed MONSANTO Patent Rights" shall mean all patent licenses and sublicenses for use in the Licensed Field and to which MONSANTO and/or a wholly-owned Affiliate of MONSANTO is the licensee or sublicensee (to the extent allowed by such licenses or sublicenses) and all patents and patent applications filed prior to or during the term of this Agreement, for use in the Licensed Field and owned by MONSANTO and/or by a wholly-owned Affiliate of MONSANTO, including but not limited to those listed in Appendix A-M and any and all patents maturing from these applications or maturing from applications that are divisionals, continuations or continuations-in-part of these applications, foreign (i.e., ex-U.S.) equivalents of the foregoing and any and all reissues or extensions of any of the foregoing.

         2.15 The term "DEKALB Patent Rights" shall mean all patent licenses and sublicenses for use in the Licensed Field and to which DEKALB and/or a wholly-owned Affiliate of DEKALB is the licensee or sublicensee (to the extent allowed by such licenses or sublicenses) and all patents and patent applications filed prior to or during the term of this Agreement, for use in the Licensed Field and owned by DEKALB and/or a wholly-owned Affiliate of DEKALB, including but not limited to those listed in Appendix A-D and any and all patents maturing from these applications or maturing from applications that are divisionals, continuations or continuations-in-part of these applications, foreign (i.e., ex-U.S.) equivalents of the foregoing and any and all reissues or extensions of any of the foregoing.

         2.16 The term "Licensed DEKALB Corn Product(s)" shall mean corn material in the Licensed Field including, but not limited to, cells, plants, or seeds and products thereof, which are covered by DEKALB Patent Rights or Licensed MONSANTO Patent Rights.

         2.17 The term "MONSANTO Genetic Element(s)," as used herein, means any DNA sequence or sequences including any DNA containing promoters, 5' non-translated regions, introns, 3' non-translated termination/polyadenylation regions and markers that are useful in expressing recombinant genes in corn, which is supplied to DEKALB by MONSANTO prior to or during the term of this Agreement, and replicates thereof, which are useful for the expression of Glufosinate tolerance proteins or are useful for the selection of transgenic plants from tissue culture.

         2.18 The term "MONSANTO Germplasm," as used herein, means transgenic corn germplasm supplied to DEKALB by MONSANTO.

         2.19 The term "MONSANTO Know-How," as used herein, means any knowledge and proprietary information disclosed to DEKALB by MONSANTO prior to or during the term of this Agreement, which information is not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, manufacturing, formulation, molecular and plant pathology, and scientific research information, whether or not capable of precise separate description but which alone or when accumulated gives to the one acquiring it an ability to develop and commercialize a product through study, testing, production, formulation or marketing which that party would otherwise not have been able to develop and commercialize in the same manner.

         2.20 The term "Licensed MONSANTO Method" shall mean any method the use or practice of which would, in the absence of a license, infringe one or more Valid Claims of an unexpired patent included in the Licensed MONSANTO Patent Rights or which involves the use of MONSANTO Know-How or Licensed MONSANTO Non-Patent Proprietary Materials.

         2.21 The term "Licensed MONSANTO Non-Patent Proprietary Materials," as used herein, means all MONSANTO Genetic Element(s), MONSANTO Germplasm, MONSANTO Plasmid(s) and MONSANTO Gene(s).

         2.22 The term "MONSANTO Plasmid(s)," as used herein, means a transformation vector(s) which is supplied to DEKALB by MONSANTO prior to or during the term of this Agreement.

         2.23 The term "Glufosinate" means any herbicidally effective form of phosphinothricin, including any salt thereof.

         2.24 The term "Seed Services Fee," as used herein, means a fee paid for collecting the Grower Agreement Fee.

         2.25 The term "Territory," as used herein, means the world.

         2.26 The term "Unit(s)," as used herein, means a quantity of approximately Eighty Thousand (80,000) kernels.

         2.27 The term "Valid Claim," as used herein, means an issued claim included within the Licensed MONSANTO Patent Rights or DEKALB Patent Rights which has not been finally held to be invalid or unenforceable by a decision of a court or other authority of competent jurisdiction which is not appealable.

         2.28 The term "-branded," when used in conjunction with an entity's name, means a trademark or logo of that entity, whether registered or not, affixed to a product or product container, or used in advertising, promotion or other marketing of such a product.

         2.29 The term "Net Units," as used herein, means the number of Units sold of all Licensed DEKALB Corn Products in arm's length sales to third parties after deduction of credits or allowances given or made for rejection or return of previously sold Licensed DEKALB Corn Products. Where the product is covered under the present Agreement and under licenses that evolve from the Collaboration Agreement and License, or from the Glyphosate-Protected Corn License Agreement or the Corn Borer-Protected Corn License Agreement, all three of even date herewith, "Net Units" must be calculated separately for each Agreement. The use by DEKALB or its Affiliates, International Associates or sublicensees of commercially reasonable amounts of Licensed DEKALB Corn Products for promotional sampling or replant shall not be included in Net Units.

         2.30 The term "person," as used herein, shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                         SECTION 3-CONVEYANCE OF RIGHTS

         3.01             LICENSE GRANT BY MONSANTO:
                 (a) Subject to the terms and conditions of this Agreement, MONSANTO hereby grants to DEKALB a royalty-bearing, non-exclusive, license under the Licensed MONSANTO Patent Rights, MONSANTO Know-How, Licensed MONSANTO Method and Licensed MONSANTO Non-patent Proprietary Materials, (1) to make, have made and use Licensed DEKALB Corn Products in the Territory, (2) to sell Licensed DEKALB Corn Products in the Territory to corn growers who have entered into the Grower Agreement, and (3) to sublicense DEKALB's Affiliates and International Associates and Hybrid Seed Companies to make, have made, use, and sell Licensed DEKALB Corn Products in the Licensed Field in the Territory to corn growers who have entered into the Grower Agreement. No sublicensee hereunder shall have the right to further sublicense any rights hereunder.
                 (b) The sale and/or transfer of Licensed DEKALB Corn Products to a corn grower shall require execution by the corn grower of the Grower Agreement and payment of the Grower Agreement Fee by such corn grower. [***]
         3.02             MARKING OF LICENSED DEKALB CORN PRODUCTS:
                 (a) DEKALB and its sublicensees shall conspicuously display on all packages containing Licensed DEKALB Corn Products to be sold or transferred to permitted third-party growers or customers, the following notice (tailored to reflect the nature of the conveyance), or a notice having the same meaning and effect, with the blanks appropriately filled in to the extent such notice is applicable in the respective area:

                 THESE SEEDS ARE COVERED UNDER U. S. PATENTS ____________. THE PURCHASE OF THESE SEEDS CONVEYS NO LICENSE UNDER SAID PATENTS TO USE THESE

                 SEEDS. A LICENSE MUST FIRST BE OBTAINED FROM ________ BEFORE THESE SEEDS CAN BE USED IN ANY WAY.

                 (b) Where transactions occur in countries whose primary language is not English, a translation of the notice in the appropriate language shall be used if appropriate or required by law.

         3.03 NO OTHER LICENSES: No license is granted by this Agreement, under the Licensed MONSANTO Patent Rights or any other patent right by implication or otherwise, to make, have made, use or sell directly or by sublicense Licensed DEKALB Corn Products for any use outside the Licensed Field.

                 3.04 DEKALB TO LICENSE GROWERS: [***] DEKALB shall directly license corn growers under the DEKALB Patent Rights and Licensed MONSANTO Patent Rights, to use the Licensed DEKALB Corn Products. The form of the Grower Agreement shall be substantially as set forth in Appendix B and the Grower Agreement shall be used as provided therein. The Grower Agreement Fee charged by DEKALB, and the amount of the Grower Agreement Revenue, [***] Whether the Grower Agreement Fee and the Grower Agreement Revenue reasonably reflect the foregoing value is [***]

        3.05             DEKALB'S OBLIGATIONS:
                (a) Subject to Subsection 3.01(c), DEKALB shall require in its and its sublicensees' agreements with dealers and distributors, by addendum to existing agreements and inclusion in future agreements, that such dealers and distributors have growers/purchasers of the Licensed DEKALB Corn Products execute the Grower Agreement, and DEKALB shall make all reasonable efforts to have each of its dealers and distributors comply with such requirements. The Grower Agreement shall be executed in quadruplicate. Each dealer or distributor shall retain a copy of the Grower Agreement, provide a copy to the grower (or the grower's authorized representative) and shall forward the others to:

         Signed original:                         [neutral third party]

                                                  _____________________________

                                                  _____________________________

                                                  _____________________________




         Copy of the signed original with a       DEKALB Genetics Corporation
         copy of the invoice to:                  3100 Sycamore Road
                                                  DeKalb, Illinois 60115
                                                  Attention: Richard O. Ryan
                                                  President and Chief Operating
                                                  Officer

                 (b) Subject to Subsection 3.01(c), DEKALB and its sublicensees shall obligate each dealer and distributor to invoice the grower for the Grower Agreement Fee at the time of sale of the Licensed DEKALB Corn Product. Each dealer and distributor shall also be obligated to remit the Grower Agreement Fees collected to DEKALB.
                 (c) DEKALB shall make efforts, consistent with its normal credit and collection policies and procedures, to collect such fees. Any amounts collected by DEKALB from its sublicensees, dealers and distributors which have Grower Agreement Fees due to MONSANTO shall be distributed between DEKALB and MONSANTO on a pro rata basis taking into consideration the relative amounts due to both DEKALB and MONSANTO for the overall transaction.
                 (d) Except to the extent provided for in Subsection 3.05(c), if DEKALB or any of its Affiliates, International Associates and sublicensees are unable to collect the past due Grower Agreement Fees from its dealers and distributors, DEKALB or any of its Affiliates, International Associates and sublicensees shall not be liable to MONSANTO for such delinquent accounts. DEKALB shall be permitted to independently pursue collection of such past due Grower Agreement Fees at its sole discretion.

        3.06 FUTURE ACCESS: During the term of this Agreement, [***] shall have the right to [***] within the Licensed Field, either internally or with any third party, such that results of that [***] and rights flowing from that research, will not be subject to the grants under [***] of this Agreement.

                SECTION 4-PAYMENTS, REPORTS AND RECORD RETENTION

         4.01 PAYMENTS BY DEKALB: In consideration for the license grants hereunder, DEKALB shall remit to MONSANTO the [***] of the DEKALB Grower Agreement Revenue; and (b) [***] sold by DEKALB and its Affiliates and International Associates and sublicensees hereunder until the obligation of DEKALB to pay MONSANTO expires.

         4.02             MOST FAVORED LICENSEE STATUS:
                 (a) If MONSANTO subsequently grants a license under the Licensed MONSANTO Patent Rights to a third party having terms which considered as a whole are more favorable to the licensee than the terms granted to DEKALB considered as a whole, then MONSANTO shall promptly advise DEKALB as to such more favorable terms. DEKALB shall, at its election, be entitled upon notice to MONSANTO to have this Agreement amended to substitute such third-party terms for the terms of this Agreement as of the date upon which such license containing the more favorable terms shall have become effective; provided however that, DEKALB also agrees to have the Agreement amended to contain any additional obligations that are recited in such license containing the more favorable terms.

                 (b) In the event MONSANTO shall at any time while this Agreement is in effect be compelled by applicable law to issue licenses under the Licensed MONSANTO Patent Rights in the Licensed Field to any other person with royalty terms more favorable than those granted to DEKALB hereunder, MONSANTO shall inform DEKALB of the order compelling any such licenses and shall offer the royalties only with respect to the country or countries wherein such compulsory licenses have been ordered so that the new royalty terms shall be no less favorable to DEKALB than those granted to any third party under any such compulsory license.
                 (c) Nothing in this Subsection 4.02 shall entitle DEKALB to any retroactive adjustment, reduction in royalty, or other relief from any of the provisions of this Agreement merely because MONSANTO shall commence proceedings against a third party who shall infringe the Licensed MONSANTO Patent Rights, which proceedings shall be resolved by the third party becoming licensed under the Licensed MONSANTO Patent Rights, so long as such subsequent license agreement shall, at least prospectively, impose upon such third party terms as to royalty no more favorable than the royalty terms imposed upon DEKALB under this Agreement.

         4.03 REPORTS: Within sixty (60) days after the end of each Fiscal Year, DEKALB shall provide MONSANTO with a written report of the Net Units of Licensed DEKALB Corn Products sold by DEKALB and its Affiliates and

International Associates and sublicensees during such Fiscal Year and the Grower Agreement Revenue received on licenses of Licensed DEKALB Corn Products in the Licensed Field in the Territory under the Licensed MONSANTO Patent Rights or DEKALB Patent Rights. The report shall contain the determination of payments due MONSANTO based on such Grower Agreement Revenue or Net Units, as may be the case.

         4.04             PAYMENTS:
                 (a) Concurrently with the submission of reports pursuant to Subsection 4.03, DEKALB shall make the payments then due. Payments shall be in United States dollars. Payments due on sales for Licensed DEKALB Corn Products outside the United States shall first be calculated in the foreign currency and then converted to United States dollars on the basis of the rate of exchange in effect for purchase of dollars at Chase Manhattan Bank, New York, New York, on the last business day of the period for which payments are due. Payments shall be without set off and free and clear of any taxes, duties, fees or charges other than withholding taxes, if any.
                 (b)      Each payment to MONSANTO hereunder shall be sent to:
                 (i)      MONSANTO's account by wire transfer:
                                [***]
with a written notice of such wire transfer, or
                 (ii) to another account in the United States which MONSANTO may subsequently designate from time to time by notice to DEKALB.

         4.05             RECORDS RETENTION:
                 (a) DEKALB agrees to keep, and shall cause its Affiliates, International Associates and sublicensees to keep, records of the sales of all Licensed DEKALB Corn Products in sufficient detail to permit MONSANTO to confirm the accuracy of DEKALB's payment calculations. At MONSANTO's request, DEKALB shall permit an independent accountant appointed by MONSANTO and reasonably acceptable to DEKALB to examine, not more often than once during any Fiscal Year and under appropriate confidentiality provisions, upon reasonable notice of at least ten (10) days and at reasonable times and in a manner that does not interfere unreasonably with DEKALB's business, such records solely to the extent necessary to verify DEKALB's calculations. Such records shall be kept and examination thereof shall be limited to a period of time no more than three (3) Fiscal Years immediately preceding the request for examination.

                 (b) The audit of DEKALB's record shall be at MONSANTO's expense, provided that, if a net aggregate discrepancy of more than ten percent (10%) is found in favor of DEKALB, then DEKALB shall be obligated to re-imburse MONSANTO for the cost of the audit.

         4.06 LATE PAYMENT: Notwithstanding any other remedy available to MONSANTO under the provisions of this Agreement, if any sum of money owed to MONSANTO hereunder is not paid when due, the unpaid amount shall bear interest compounded quarterly, at an annual rate of one (1) percentage point above the prime rate quoted by Morgan Guaranty Trust Company of New York on the day payment was due, until paid.

         4.07 [***] OF DEKALB GROWER AGREEMENT FEE: MONSANTO shall have the option, to the extent it feels that the Grower Agreement Fee [***] Licensed DEKALB Corn Products to the grower, of requesting a formal discussion with DEKALB in accordance with [***]. If the parties fail to reach agreement after such discussion, MONSANTO shall have the [***].

         4.08             EFFECT OF TERMINATION OF THE INVESTMENT AGREEMENT:
                 (a) Upon termination of the Investment Agreement between MONSANTO and DEKALB of even date hereof before the termination of the Collaboration Agreement and License between MONSANTO and DEKALB of even date hereof, because of (1) the issuance by any governmental authority of any order or decree requiring MONSANTO to terminate the Investment Agreement, which order or decree resulted from MONSANTO's voluntary action, or (2) the termination of the Investment Agreement by MONSANTO other than for Cause, as defined in the Investment Agreement in Subsection 9.1.6, then (i) Subsection 4.01 shall be modified so that the term [***] shall replace the term
[***], and the term [***] shall replace the term [***] and (ii)
Subsection 4.09 shall be amended to provide that DEKALB shall receive [***] of the royalties and MONSANTO shall receive [***] of the royalties paid, if any.
                 (b) Upon termination of the Investment Agreement between MONSANTO and DEKALB of even date hereof before the termination of the Collaboration Agreement and License between DEKALB and MONSANTO of even date hereof because of the issuance by any governmental authority of any order or decree requiring DEKALB to terminate the Investment Agreement, which order or decree resulted from DEKALB's voluntary action, then Subsection 4.01 shall be modified so that the term [***]shall replace the term
[***] and the term [***] shall replace the term [***] and (ii)
Subsection 4.09 shall be amended to provide that MONSANTO shall receive
[***] of the royalties and DEKALB shall receive [***] of the royalties paid, if any.

        4.09 [***] and on a country by country basis, in the event DEKALB grants licenses to any third parties for use within the Licensed Field [***]

         4.10             FIRST COMMERCIAL SALE IN A COUNTRY:
                 (a) DEKALB shall promptly advise MONSANTO in writing of the first commercial sales of Licensed DEKALB Corn Products in each country of the Territory.
                 (b) At the time such first commercial sale is reported pursuant to this Subsection 4.10, DEKALB shall briefly describe the relationship between DEKALB and the entity making the first commercial sale.

             SECTION 5-REGULATORY APPROVAL AND PRODUCT REGISTRATION

         5.01 REGULATORY APPROVALS: DEKALB shall have sole responsibility for seeking any necessary and/or appropriate regulatory approvals and/or product registrations for Licensed DEKALB Corn Products. The costs of securing such approvals and/or registrations shall be borne solely by DEKALB.

         5.02 REQUEST FOR INFORMATION BY DEKALB: Subject to the provisions of Subsection 5.01, MONSANTO shall, at the reasonable request of DEKALB, provide assistance to DEKALB in seeking such regulatory approvals and/or product registrations, including data, studies and any applicable regulatory filings which MONSANTO may have in its possession; provided, however, that MONSANTO shall not be obligated to conduct any new experiments or other work with respect to any such request by DEKALB.

                  SECTION 6-PATENT PROCUREMENT AND ENFORCEMENT

         6.01 PATENT PROCUREMENT: MONSANTO shall have the exclusive right to apply for, and seek issuance of, maintain or abandon any or all of the Licensed MONSANTO Patent Rights.

         6.02             PATENT ENFORCEMENT:
                 (a) DEKALB and MONSANTO shall each give prompt notice to the other of any infringement of the Licensed MONSANTO Patent Rights or DEKALB Patent Rights within the Licensed Field which may come to its attention.
                 (b) MONSANTO shall have the exclusive right (but not the obligation) to institute and conduct legal action against third-party infringers of the Licensed MONSANTO Patent Rights, and to enter into such settlement agreements as may be deemed appropriate by MONSANTO. MONSANTO shall receive the full benefits of any action it takes pursuant to this Subsection 6.02; provided however, that once any attorney's fees and other reasonable costs incurred in conducting such legal action have been deducted from any recovery obtained from enforcement of Licensed MONSANTO Patent Rights which arise, MONSANTO shall pay to DEKALB its pro rata portion of such recovery, calculated in accordance with the terms of this Agreement as they apply to amounts received pursuant to the applicable Licensed MONSANTO Patent Rights.
                 (c) If the infringing activities of the third party result in a material adverse effect on the business of DEKALB or any of its Affiliates, International Associates and sublicensees and at the end of One Hundred and Eighty (180) days from the receipt of notice by DEKALB of such infringement, the third party is both unlicensed under the Licensed MONSANTO Patent Rights and is engaging in activities which are an infringement of the Licensed MONSANTO Patent Rights, and MONSANTO has not brought a suit, action or other proceeding for infringement against such third party, then DEKALB and all of its Affiliates and International Associates and sublicensees shall be excused from making the payments otherwise due hereunder with respect to revenues derived from sales of Licensed DEKALB Corn Products in the country area where the competitive infringing activity occurs. Such excuse from payment shall arise only as to sales of the affected Licensed DEKALB

Corn Products in the country area in which the infringing products are sold and shall continue only for so long as the infringing products continue to be infringing and to so compete with such Licensed DEKALB Corn Products, unchallenged by any suit, action or other proceeding for infringement brought by MONSANTO. If the infringing activities of more than one third party result in such a material adverse effect, then MONSANTO will fulfill its obligation under this Subsection through litigation with only one such third party at a time. Notwithstanding any provisions in this Subsection 6.02(c), if the infringing third party's product also infringes the DEKALB Patent Rights and DEKALB has not brought suit, action or other proceeding against the subject third party, then MONSANTO shall not be obligated to bring any infringement suit, action or other proceeding against the subject third party.

                 (d) DEKALB shall not have the right (by operation of law or otherwise) to enforce any Licensed MONSANTO Patent Right licensed hereunder against any alleged infringer.

                           SECTION 7-WARRANTIES AND LIABILITIES

         7.01             REPRESENTATIONS AND WARRANTIES:
                 (a)      MONSANTO represents and warrants that:
                          (i) it is the owner or licensee of the Licensed MONSANTO Patent Rights to the extent required for the grant of rights contained herein;
                          (ii) Appendix A-M lists the MONSANTO-owned patent applications and patents known to or believed by MONSANTO to be necessary to make, have made, use, or sell Licensed DEKALB Corn Products and that, to the extent any patent necessary to make, have made, use, or sell the Licensed DEKALB Corn Products issues to or is controlled by MONSANTO during the term of this Agreement that is not listed in Appendix A-M, DEKALB shall be entitled to continue to make, have made, use, or sell the Licensed DEKALB Corn Products without paying additional royalty;
                          (iii) it has not previously granted, and will not grant to any third party during the term of this Agreement, any rights and licenses under the Licensed MONSANTO Patent Rights that are in conflict with the rights granted to DEKALB herein; and

                          (iv) it has full power, right and authority to enter into and carry out its obligations under this Agreement.
                 (b) DEKALB represents and warrants that it has full power, right and authority to enter into and carry out its obligations under this Agreement.

         7.02 NO OTHER WARRANTIES: EXCEPT FOR THE EXPRESS WARRANTIES IN SUBSECTION 7.01, MONSANTO MAKES NO WARRANTIES REGARDING THE LICENSED MONSANTO PATENT RIGHTS (INCLUDING, WITHOUT LIMITATION, THE VALIDITY OR SCOPE OF THE LICENSED MONSANTO PATENT RIGHTS) OR THE LICENSED DEKALB CORN PRODUCTS (INCLUDING, WITHOUT LIMITATION, THE NON-INFRINGEMENT OF THE LICENSED DEKALB CORN PRODUCTS ON THIRD PARTY PATENT RIGHTS) OR OTHERWISE, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW.

         7.03 INDEMNIFICATION: EXCEPT TO THE EXTENT CAUSED BY MONSANTO'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, DEKALB SHALL DEFEND AND INDEMNIFY MONSANTO AGAINST, AND HOLD MONSANTO AND ITS EMPLOYEES, DIRECTORS, OFFICERS AND AGENTS HARMLESS FROM, ANY LOSS, COST, LIABILITY OR EXPENSE (INCLUDING COURT COSTS AND REASONABLE FEES OF ATTORNEYS AND OTHER PROFESSIONALS) INCURRED FROM ANY CLAIM ARISING OR ALLEGED TO ARISE OUT OF THE MANUFACTURE, USE, DISTRIBUTION OR SALE OF ANY LICENSED DEKALB CORN PRODUCT BY DEKALB OR ANY DEKALB AFFILIATE; PROVIDED, HOWEVER, THAT (I) DEKALB SHALL HAVE SOLE CONTROL OF SUCH DEFENSE, AND (II) MONSANTO SHALL PROVIDE NOTICE PROMPTLY TO DEKALB OF ANY ACTUAL OR THREATENED CLAIM OF WHICH MONSANTO BECOMES AWARE.

         7.04 LIMITED LIABILITY: EXCEPT TO THE EXTENT PROVIDED FOR IN SUBSECTION 7.03 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND SUFFERED BY SUCH OTHER PARTY FOR BREACH HEREOF, WHETHER BASED ON CONTRACT OR TORT CLAIMS OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

                            SECTION 8-TERM AND TERMINATION

         8.01             TERM:
                 (a) The term of this Agreement shall begin upon the closing of the Investment Agreement between MONSANTO and DEKALB of even date (the "Effective Date"), and shall end upon expiration, revocation, abandonment or invalidation of the last-to-expire patent within the Licensed MONSANTO Patent

Rights or DEKALB Patent Rights, unless terminated sooner in accordance with this Section 8. Upon expiration, revocation, abandonment or invalidation of the last-to-expire U.S. patent within the Licensed MONSANTO Patent Rights or DEKALB Patent Rights, DEKALB and any of DEKALB's Affiliates, International Associates and sublicensees shall have a paid up license in all countries of the Territory except those countries where patents included within the Licensed MONSANTO Patent Rights or DEKALB Patent Rights shall then still be in effect.
                 (b) In those countries of the Territory where Licensed MONSANTO Patent Rights extend beyond the term of the Licensed MONSANTO Patent Rights in the United States, DEKALB and all of their Affiliates, International Associates and sublicensees shall have a paid-up license, on a country by country basis, upon expiration, revocation, abandonment or invalidation of such Licensed MONSANTO Patent Rights in the respective ex.-U.S. country.

         8.02             TERMINATION OF AGREEMENT FOR BREACH:
                 (a) Either party may terminate this Agreement upon at least sixty (60) days written notice to the other party should the other party commit a material breach of its obligations or be in material default under any of the provisions of this Agreement, provided that the other party has failed to cure the breach or default (or, if such breach or default cannot be cured within the sixty (60) day period, the other party has not taken reasonable steps to cure the breach or default) within the same sixty (60) day notice period.
                 (b) Notwithstanding a party's right to terminate this Agreement as a result of a non-cured material breach by the other party, the non-breaching party shall not be prevented from seeking any other remedy which may be available to it in equity, including specific performance on the part of the party in breach.

         8.03 INSOLVENCY: Either party may terminate this Agreement if, at any time:
                 (a) the other party makes an assignment for the benefit of creditors or admits in writing its inability generally to pay or is generally not paying its debts as such debts become due;
                 (b) any decree or order for relief is entered against the other party under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law;
                 (c) the other party petitions for or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official, of such other party or any substantial part of its assets, or commences a voluntary case under the bankruptcy law of any jurisdiction;
                 (d) any such petition or application is filed, or any such proceedings are commenced, against the other party and such other party by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order for relief, order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

                 (e) any order, judgment or decree is entered in any proceedings against the other party decreeing the dissolution of such other party and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days.

         8.04              EFFECTS OF TERMINATION/SURVIVAL:
                          (a)     Expiration or termination of this Agreement
shall not relieve the parties of any obligation accruing prior to or upon such expiration or termination. Accordingly, Subsections 7.03, 7.04 and Section 9 shall survive expiration or termination of this Agreement and DEKALB shall not be relieved of any payment obligation that may have accrued prior to or subsequent to such expiration or termination.
                          (b)     Upon an early termination of this Agreement
under Subsection 8.02 as a result of DEKALB's material breach or material default, DEKALB and its Affiliates and International Associates and sublicensees shall be entitled to sell remaining inventories of any Licensed DEKALB Corn Products covered under Licensed MONSANTO Patent Rights which are already in its or their possession or then under production, Such sales shall be in accordance with this Agreement, and DEKALB shall continue to be obligated to make all applicable payments hereunder. Thereafter any remaining Licensed DEKALB Corn Products which are not intended to be sold, and all materials and information relating to or provided by MONSANTO, if any, shall be destroyed or shall be returned, respectively, and the destruction shall be certified to MONSANTO by a representative of DEKALB.

                           SECTION 9-CONFIDENTIALITY

         9.01 CONFIDENTIAL INFORMATION: The parties have previously disclosed, and it is anticipated that it will be necessary, in connection with their obligations under this Agreement, for DEKALB and MONSANTO to disclose to each other Confidential Information. The Confidential Information shall include, but not be limited to, information disclosed in writing or other tangible form, including samples of materials.

         9.02             CONFIDENTIALITY AND LIMITED USE:
                 (a) With respect to all Confidential Information, both DEKALB and MONSANTO agree as follows, it being understood that "recipient" indicates the party receiving the confidential, proprietary information from the other "disclosing" party. Confidential Information disclosed to the recipient shall remain the property of the disclosing party and shall be maintained in confidence by the recipient with the same care and diligence as the recipient maintains its own Confidential Information. Confidential Information shall not be disclosed to third parties by the recipient and, further, shall not be used except for purposes contemplated in this Agreement. All confidentiality and limited use obligations with respect to the Confidential Information shall terminate ten
(10) years after the termination date of this Agreement.
                 (b) Notwithstanding any provision to the contrary, a party may disclose the Confidential Information of the other party: (i) in connection with an order of a court or other government body or as otherwise required by or in compliance with law or regulations; provided that the disclosing party provides the other party with notice and takes reasonable measures to obtain confidential treatment thereof; (ii) in confidence to recipient's attorneys, accountants, banks and financial sources and its advisors; or (iii) in confidence, in connection with the sale of substantially all the business assets to which this Agreement relates, so long as, in each case, the entity to which disclosure is made is bound to confidentiality on terms consistent with those set forth herein.
                 (c) Notwithstanding any provision to the contrary, a party seeking to make a disclosure to an entity not bound to confidentiality on terms consistent with those herein shall first provide to the other party a copy of the material proposed to be disclosed and shall obtain the consent of the other party before making the disclosure, which consent shall not be unreasonably withheld.

         9.03 EXCEPTIONS: The obligations of confidentiality and limited use shall not apply to any of the Confidential Information which:
                 (a) is publicly available by publication or other documented means or later becomes likewise publicly available through no act or fault of recipient; or
                 (b) is already known to recipient before receipt from the disclosing party, as demonstrated by recipient's written records; or
                 (c) is made known to recipient by a third party who did not obtain it directly or indirectly from the disclosing party and who does not obligate recipient to hold it in confidence; or
                 (d) is independently developed by the recipient as evidenced by credible written research records of recipient's employees or agents who did not have access to the disclosing party's Confidential Information.
   Specific information should not be deemed to be within any of these exclusions merely because it is embraced by more general information falling within these exclusions.

         9.04 DISCLOSURES TO PERSONNEL: Recipient agrees to advise those of its officers, directors, employees, associates, agents, consultants, Affiliates and International Associates who become aware of the Confidential Information, of these confidentiality and limited use obligations and agrees, prior to any disclosure of Confidential Information to such individuals or entities, to make them bound by obligations of confidentiality and limited use of the same stringency as those contained in this Agreement.

         9.05 RETURN OF CONFIDENTIAL INFORMATION: Upon termination of this Agreement, originals and copies of Confidential Information in written or other tangible form will be returned to the disclosing party by recipient or destroyed by recipient. One copy of each document may be retained in the custody of the recipient's legal counsel solely to provide a record of what disclosures were made.

         9.06 CONFIDENTIAL STATUS OF AGREEMENT: The terms of this Agreement shall be deemed to be Confidential Information and shall be dealt with according to the confidentiality requirements of this Section 9. Neither party will make public disclosures concerning specific terms of this Agreement without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld and except as may be necessary, in the opinion of counsel of the party making the disclosure, to comply with the requirements of any stock exchange or over-the-counter market on which the shares of such party may be listed or of any law, governmental regulation or order. If a party determines that such a disclosure is necessary, it shall promptly notify the other party so that the other party can obtain confidential treatment of its Confidential Information.

                            SECTION 10-MISCELLANEOUS

         10.01 NOTICES: Any notice or other communication required or permitted to be given by either party under this Agreement shall be given in writing and shall be effective when delivered, if delivered by hand or by electronic facsimile or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to each party at the following addresses or such other address as may be designated by notice pursuant to this Subsection 10.01:

If to MONSANTO:                   Monsanto Company
                                  800 North Lindbergh Boulevard
                                  St. Louis, Missouri 63167

                                  Attention:       Robert T. Fraley, Ph.D.
                                                   President, Ceregen
                                  Facsimile:       (314) 694-7771

         with copies to:          Monsanto Company
                                  700 Chesterfield Pkwy North
                                  St. Louis, Missouri 63198

                                  Attention:       Patent Counsel, Ceregen
                                                   Monsanto Company
                                                   Mail Code BB4F

                                  Facsimile:       (314) 537-6047

                                  Monsanto Company
                                  700 Chesterfield Pkwy North
                                  St. Louis, Missouri 63198

                                  Attention:       William M. Ziegler
                                                   Business Dir., Corn and
                                                   Soybeans
                                                   Mail Code BB4D

                                  Facsimile:       (314) 537-6047

If to DEKALB:                     DEKALB Genetics Corporation
                                  3100 Sycamore Road
                                  DeKalb, Illinois 60115
                                  Attention:       Richard O. Ryan
                                  President and Chief Operating Officer

                                  Facsimile:       (815) 758-3711
         with  copies to:         DEKALB Genetics Corporation
                                  3100 Sycamore Road
                                  DeKalb, Illinois 60115

                                  Attention:       John H. Witmer, Jr.
                                                   Senior Vice President and
                                                   General Counsel

                                  Facsimile:       (815) 758-6953

                                  DEKALB Genetics Corporation
                                  62 Maritime Dr.
                                  Mystic, Conn. 06355

                                  Attention:       Catherine J. Mackey, Ph.D.
                                                   Vice President, Research

                                  Facsimile:      (860) 572-5241

         10.02 PROVISIONS CONTRARY TO LAW: In performing this Agreement, the parties shall comply with all applicable laws and regulations. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law.

         10.03   FORCE MAJEURE:
                 (a) Neither of the parties shall be liable for any default or delay in performance of any obligation under this Agreement caused by any of the following: Act of God, war, riot, fire, explosion, accident, flood, sabotage, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements or any other event beyond the reasonable control of such party; or labor trouble, strike, lockout or injunction (provided that neither of the parties shall be required to settle a labor dispute against its own best judgment).
                 (b) The party invoking this Subsection 10.03 shall give the other party written notice and full particulars of such force majeure event.
                 (c) Both MONSANTO and DEKALB shall use reasonable efforts to mitigate the effects of any force majeure on their respective part.

         10.04 RELATIONSHIP OF THE PARTIES: Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer or agent of the other and shall not bind nor attempt to bind the other to any contract, without the prior written consent of the party to be bound.

         10.05 USE OF NAMES: Unless otherwise required by the terms of this Agreement, neither party shall use the name of the other in any promotional materials or advertising without the prior written consent of the other.

         10.06   ASSIGNABILITY AND CHANGE IN CONTROL:
                 (a) The rights acquired herein by DEKALB are not assignable or transferable in whole or part (by operation of law or otherwise) to any third party without the prior written consent of MONSANTO, except as provided in Subsection 10.06 (c).
                 (b) Any transfer, assignment or delegation made or attempted in violation of this Subsection 10.06 shall be void and of no effect.
                 (c) Upon any change in control of DEKALB (by acquisition, merger, consolidation or otherwise) resulting in, direct or indirect, ownership of the voting stock of DEKALB at a level of greater than fifty percent (50%) by a single entity or by two or more entities acting together or, control as a consequence of a shareholder agreement, joint venture agreement or other agreement, DEKALB may assign its rights hereunder to any such successor(s) in interest; Upon any such change in control, the payments under Subsection 4.01 shall [***] of the Grower Agreement Revenue, and
(ii) [***] and if Subsection 4.09 is applicable, MONSANTO would receive [***] of the royalty and other consideration.
                 (d) Upon any change in control of MONSANTO (by acquisition, merger, consolidation or otherwise) resulting in, direct or indirect, ownership of the voting stock of MONSANTO at a level of greater than fifty percent (50%) by a single entity or by two or more entities acting together or, control as a consequence of a shareholder agreement, joint venture agreement or other agreement, MONSANTO may assign its rights hereunder to any such successor(s) in interest; Upon any such change in control, payments under Subsection 4.01 shall [***] of the Grower
Agreement Revenue, and (ii) [***] and if Subsection 4.09 is applicable, MONSANTO would receive [***] of the royalty and other consideration.
                 (e) This Subsection shall not apply to any such change in control in which MONSANTO becomes the controlling party.

         10.07 ENTIRE AGREEMENT; AMENDMENTS; WAIVER: This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing or performance, shall be deemed to constitute a continuing waiver of any other breach or default or of any right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

         10.08 CHOICE OF LAW: IT IS THE INTENTION OF THE PARTIES HERETO THAT ALL QUESTIONS WITH RESPECT TO THE CONSTRUCTION OF THIS AGREEMENT AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO BUSINESS ARRANGEMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE.

         10.09 EXPORT CONTROL: Notwithstanding any other provisions of this Agreement, DEKALB agrees to make no disclosure or use of any Confidential Information of MONSANTO furnished or made known to DEKALB pursuant to this Agreement, except in compliance with the laws and regulations of the United States of America, including the Export Administration Regulations promulgated by the Office of Export Administration International Trade Administration, United States Department of Commerce; and in particular, DEKALB agrees not to export, directly or indirectly, either
         (a) the technical data furnished or made known to DEKALB pursuant to this Agreement; or
         (b)     the "direct product" thereof; or
         (c) any commodity produced using such technical data to any country or countries for which a validated license is required unless a validated license is first obtained pursuant to the Export Administration Regulations. The term "direct product" as used above, is defined to mean the immediate product (including process and services) produced directly by the use of the technical data.

         10.10 MEET AND CONFER: It is the intention of the parties that in the event any dispute arises under this Agreement, the parties shall first meet and confer with one another to attempt to negotiate a resolution of such dispute without recourse to litigation.

         10.11 ARBITRATION: Disputes arising out of Subsections 3.01(c), 3.04, 4.07 or 4.09 of this Agreement will be finally settled by arbitration conducted in accordance with the arbitration rules and guidelines outlined in attached Appendix C. The arbitration will be held in Chicago, Illinois as promptly as possible at such time as the arbitrator(s) may determine. The decision of the arbitrator(s) will be final and binding upon the parties hereto.

         10.12 REMEDIES: Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

         10.13 FEES: Except as otherwise provided herein, each party shall bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

         10.14 HEADINGS: Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

         10.15 COUNTERPARTS: This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

         10.16 APPENDICES: The appended Appendices and Exhibits form an integral part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.










MONSANTO COMPANY                                   DEKALB GENETICS
                                                   CORPORATION

By: Robert T. Fraley                               By: Bruce P. Bickner
   ---------------------------                        -------------------------
   Robert T. Fraley, Ph.D                             Bruce P. Bickner

   Title: President, Ceregen                          Title: Chairman and CEO